Exhibit 99.1

For Release: July 21, 2005	For Further Information:

Steven R. Lewis, President & CEO
Paul S. Musgrove, CFO
(330) 373-1221

First Place Financial Corp. Reports Record Fiscal Year Earnings;

EPS up 19.3% over Prior Year

First Quarter Dividend of $0.14 Declared

Highlights

•	Fiscal year 2005 net income increased 33.8% over the fiscal year 2004 period to $18.9 million; core earnings increase 37.1%

•	EPS up 19.3% over prior year; core EPS up 21.7%.

•	Current quarter net income increased 290.5% over prior-year period to $6.0 million; core earnings for the quarter up 102.6%.

•	Commercial loan balances up 40.9% over prior year.

•	Mortgage banking volumes remain strong, origination volume up 7.4% over prior year.

•	Asset quality remains sound and stable, net charge-offs and nonperforming loans as a percent of loans down from prior year levels.

•	Board of Directors declares $0.14 per share cash dividend.

Summary

Warren, Ohio, July 21, 2005 — First Place Financial Corp. (Nasdaq: FPFC) reported net income of $18.9 million for the fiscal year ended June 30, 2005 compared with $14.2 million for the fiscal year ended June 30, 2004, an increase of 33.8%. Diluted earnings per share were $1.30 for fiscal 2005 and $1.09 for fiscal 2004, an increase of 19.3%. Return on average equity for fiscal 2005 was 8.29% compared with 7.46% for fiscal 2004. Return on tangible average equity for fiscal 2005 was 12.15% compared with 8.72% for fiscal 2004. For the fourth quarter of fiscal year 2005, First Place Financial Corp. reported net income of $6.0 million and diluted earnings per share of $0.41, compared with $6.6 million and $0.45 in the preceding quarter and $1.5 million and $0.11 in the fourth quarter of fiscal year 2004. The results of the fourth quarter of fiscal 2005 and the full fiscal year 2005 were positively impacted by the acquisition of Franklin Bancorp Inc. on May 28, 2004.

The information above is based on Generally Accepted Accounting Principles (GAAP). In addition we provide information based on Core earnings. Core earnings are a non-GAAP financial measure which excludes certain nonrecurring income and expense. See the Explanation of Certain Non-GAAP Measures paragraph below for a more detailed explanation of core earnings and how they may be a useful measure. There were two transactions in the current year and a category of expense in the prior year which were excluded from core earnings due to their unusual or nonrecurring nature. Fiscal year and second quarter 2005 results include a non-cash charge of $5.2 million to record other-than-temporary impairment on Fannie Mae and Freddie Mac preferred stock. This charge decreased net income by $3.4 million or $0.23 per diluted share. Fiscal year and third quarter 2005 net income included receipt of a $1.0 million payment representing the proceeds of a life insurance policy on a former First Place Financial Corp. executive. This payment was not subject to federal income tax and accordingly increased net income by $1.0 million, or $0.07 per diluted share. Fiscal 2004 and fourth quarter 2004 results included a $2.2 million merger, integration and restructuring charge associated with the Franklin acquisition. This charge decreased net income by $1.4 million or $0.11 per diluted share.

Core earnings for fiscal years 2005 and 2004 were $21.3 million and $15.6 million, respectively, an increase of 37.1%. Core earnings were $1.46 per diluted share for fiscal 2005 compared with $1.20 for the prior fiscal year, a 21.7% improvement. Core return on average equity for fiscal 2005 was 9.35% compared with 8.21% for fiscal 2004. Core return on average tangible equity for fiscal 2005 was 13.70% compared with 9.59% for fiscal 2004.

On a quarterly basis, core earnings were $6.0 million for the fourth quarter of 2005, up 102.6% from the prior-year fourth quarter and up 6.6% from core earnings of $5.6 million reported for the preceding 2005 quarter. On a per diluted share basis, fourth quarter core earnings were $0.41, an 86.4% increase over the $0.22 reported for the fourth quarter of 2004, and an increase of 7.9% over the $0.38 reported for the preceding 2005 quarter.

Commenting on these results, Steven R. Lewis, President and CEO said, “We are pleased to report another record fiscal year, along with an increase in core earnings for the fourth quarter in a row. Our financial performance improved significantly during the course of the year. In addition, the impact of a full year of the Franklin division’s operations has contributed to our transition into a diversified banking franchise with a balanced loan mix and a varied and stable source of deposit funding. We have created additional opportunities to expand our revenue stream as we strengthen relationships with new and existing customers by leveraging our full line of commercial and consumer products and by expanding geographically. Geographic expansion during fiscal year 2005 included the opening of three new lending centers in high-growth areas in Michigan and Indiana. We plan for these lending centers to eventually provide an expanded array of services to customers within the communities they serve.”

Mr. Lewis continued, “Fiscal 2005 has been our most successful year ever in the lending area. Our expansion of commercial lending in the Cleveland, Ohio and Southeastern Michigan markets has been very successful. Commercial loans have grown 40.9% over the past year to $716 million at June 30, 2005 and now represent 39.1% of total loans. Mortgage banking continues to be a vital part of our business. We originated $1.387 billion in residential mortgages in fiscal 2005, an increase of 7.4% from $1.292 billion in fiscal 2004 while many of our competitors were experiencing double-digit decreases in originations.”

Revenue

Fiscal year 2005 net interest income increased 49.5% over the prior year, to $72.0 million. The increase reflected 42.2% growth in average earning assets and a 13 basis point improvement in the net interest margin, to 3.33%. Mr. Lewis commented, “The Franklin acquisition in the fourth quarter of 2004 increased earning assets and improved our asset mix. We are particularly pleased to see the quarterly improvement throughout 2005, which has all been organically-driven.” Net interest income for the fourth quarter of 2005 increased 2.9% over the preceding quarter and 49.2% over the prior-year quarter, to $19.1 million. Improvement from the previous quarter reflects 3.5% growth in average earning assets partially offset by a two basis point decrease in the net interest margin to 3.35%.

Noninterest income decreased 11.7% to $19.9 million in the year ended June 30, 2005 from $22.5 million for the prior year ended June 30, 2004. The decrease was due primarily to a charge for other-than-temporary impairment of securities and a decline in the gain on the sale of loans partially offset by increases in service charges and other income generated by the Bank. During the second quarter of fiscal 2005 the Company recorded a charge of $5.2 million as other-than-temporary impairment of Fannie Mae and Freddie Mac preferred stock. Net gains on the sale of loans were $5.9 million for the current fiscal year compared with $8.5 million for fiscal year 2004. Service charges for the current fiscal year increased 56.5% over fiscal year 2004, reaching $9.1 million. Other income from banking increased 199.5%, to $3.1 million. That increase included receipt of a $1.0 million payment during the third quarter of fiscal 2005 representing the proceeds of a life insurance policy on a former Company executive. Core noninterest income, which excludes the other-than-temporary impairment charge of $5.2 million for the second quarter of fiscal 2005 and the $1.0 million life insurance payment for the third quarter of fiscal 2005 was $24.1 million, an increase of 7.2% over the prior fiscal year.

Noninterest income for the fourth quarter of fiscal year 2005 was $6.1 million compared with $7.4 million for the previous quarter, and $5.7 million for the fourth quarter of fiscal year 2004. The increase from the prior fiscal year fourth quarter was primarily due to an increase in service charge income partially offset by a decline in loan servicing income. Service charge income increased $0.5 million or 30.7% to $2.3 million. Loan servicing income was a net loss of $136,000 for the quarter ended June 30, 2005 compared to income of $197,000 in the prior year quarter due to an increase in the allowance for impairment of servicing rights in the current quarter and a decrease in the allowance for impairment of servicing rights in the prior year quarter. Excluding the $1.0 million life insurance payment from the previous quarter, core noninterest income for the fourth quarter declined $0.3 million or 5.1% from the previous quarter, primarily from a lower level of net gain on sale of loans.

Noninterest Expense

Noninterest expense for fiscal year 2005 increased $16.2 million or 35.6% to $61.5 million compared with $45.3 million for fiscal year 2004. Excluding $2.2 million in pre-tax merger and restructuring charges incurred in fiscal year 2004 for the Franklin acquisition, core noninterest expense increased 42.5%. Growth in noninterest expense reflects the Franklin acquisition as well as expansion into new markets. Salaries, benefits, occupancy and equipment together increased 39.3% from the prior fiscal year to $39.3 million, and comprised the majority of noninterest expense. The efficiency ratio was 66.28% for fiscal year 2005 compared with 63.28% last fiscal year. The core efficiency ratio, which excludes the third quarter fiscal 2005 life insurance proceeds, the second quarter 2005 fiscal 2005 charge for other-than-temporary impairment of securities, and merger-related charges incurred in the fourth quarter of 2004, was 63.39% for fiscal year 2005 compared with 60.24% for fiscal year 2004.

Noninterest expense for the fourth quarter of fiscal year 2005 was $16.0 million, an increase of 1.7% from the $15.7 million reported for the preceding quarter and an increase of 14.6% from the $14.0 million reported for the prior-year fourth quarter. This increase was also primarily related to the Franklin acquisition as the noninterest expenses of Franklin were included for one month of the prior year fourth quarter compared to three months in the current fiscal year fourth quarter. The efficiency ratio was 62.96% for the current quarter compared with 60.06% for the preceding quarter and 74.51% for the fourth quarter of fiscal year 2004. The core efficiency ratio, which excludes the merger-related charges in fiscal 2004, was 62.96% for the current quarter compared with 62.45% for the preceding quarter and 62.91% for the fourth quarter of fiscal 2004.

Asset Quality

Net charge-offs as a percent of average loans were 0.11% for fiscal 2005 compared with 0.23% for fiscal 2004. Mr. Lewis commented, “It was an outstanding achievement for First Place to reduce charge-offs to less than half the rate in the prior year. It is even more admirable that we have been able to reduce charge-offs as a percent of loans for four years in a row. In addition, we were able to reduce nonperforming loans as a percent of loans and nonperforming assets as a percent of assets.” Nonperforming loans were 0.69% of total loans at June 30, 2005 compared with 0.78% a year earlier. Nonperforming assets were 0.62% of total assets compared with 0.65% a year earlier. Mr. Lewis went on to say, “This positive trend in asset quality has been reflected in our evaluation of the level of the allowance for loan losses at year-end.” At June 30, 2005, the allowance for loan losses was $18.3 million, or 1.00% of period-end loans compared with $17.9 million or 1.03% at March 31, 2005 and $16.5 million or 1.10% at June 30, 2004.

For the fourth quarter of fiscal year 2005, net charge-offs were $547,000, or 0.12% of average loans annualized, compared with $602,000 or 0.14% annualized for the previous quarter and $1.0 million or 0.34% annualized for the fourth quarter of 2004. The provision for loan losses was $0.9 million in the current quarter compared with $0.9 million for the previous quarter of fiscal 2005, and $2.5 million in the prior-year fourth quarter.

Balance Sheet Activity

Assets totaled $2.5 billion at June 30, 2005, an increase of 11.2% or $252 million from the 2004 fiscal year-end. Securities decreased $82 million during the year to $296 million at June 30, 2005 and provided a portion of the funding for the increase in loans. Portfolio loans totaled $1.8 billion at June 30, 2005, a 22.2% increase from $1.5 billion at June 30, 2004. Of this total, commercial loans increased $208 million, or 40.9%, to $716 million. Commercial loans now constitute 39.1% of the loan portfolio. During the same period, mortgage loans increased $38 million, or 4.9%, to $827 million; most residential mortgage loans are originated for sale resulting in substantial noninterest income and minimizing interest rate risk resulting from holding fixed rate mortgages. Consumer loans increased $84 million, or 41.3%, to $288 million. More than 80% of consumer loans are secured by single-family residences. These loans include home equity loans and lines, and second mortgages. Deposits were $1.7 billion at June 30, 2005, an increase of $161 million or 10.4% from June 30, 2004. Noninterest-bearing deposits currently constitute 13.8% of the deposit portfolio. The remainder of the asset growth during the year was funded by an increase of $78 million in borrowings.

Shareholders’ equity remains strong; during the course of fiscal 2005, it grew 6.1%, reaching $237 million, equivalent to 9.47% of total assets, at June 30, 2005. As part of its capital management strategy, the Company repurchased 42,344 shares during the fourth quarter of fiscal 2005, and currently has a program in place that authorizes the repurchase of up to 450,912 shares over the next eight months.

Board Actions

At its regular meeting held July 19, 2005, the Board of Directors declared a per share cash dividend of $0.14 for the first fiscal quarter of 2006, payable on August 11, 2005 to shareholders of record as of the close of business on July 28, 2005. The Board of Directors also set October 27, 2005 as the date of the annual shareholders’ meeting.

About First Place Financial Corp.

First Place Financial Corp., a $2.5 billion financial services holding company based in Warren, Ohio, is the largest publicly-traded thrift headquartered in Ohio. First Place Financial Corp. includes First Place Bank, with 21 retail locations, 2 business financial service centers and 11 loan production offices; Franklin Bank, a division of First Place Bank, with 5 retail locations and 4 loan production offices; First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks Agency, LLC and APB Financial Group, Ltd., an employee benefit consulting firm and specialists in wealth management services for businesses and consumers. Additional information about First Place Financial Corp. may be found on the Company’s web site: www.firstplace.net.

Explanation of Certain Non-GAAP Measures

This press release contains certain financial information determined by methods other than with Generally Accepted Accounting Principles (GAAP). Specifically, we have provided financial measures which are based on core earnings rather than net income. Ratios and other financial measures with the word “core” in their title were computed using core earnings rather than net income. Core earnings excludes merger, integration and restructuring expense; extraordinary income or expense; income or expense from discontinued operations; and income, expense, gains and losses that are not reflective of ongoing operations or that we do not expect to reoccur. We believe that this information is useful to both investors and to management and can aid them in understanding the Company’s current performance, performance trends and financial condition. While core earnings can be useful in evaluating current performance and projecting current trends into the future, we do not believe that core earnings are a substitute for GAAP net income. We encourage investors and others to use core earnings as a supplemental tool for analysis and not as a substitute for GAAP net income. Our non-GAAP measures may not be comparable to the non-GAAP measures of other companies. In addition, future results of operations may include nonrecurring items that would not be included in core earnings. A reconciliation from GAAP net income to the non-GAAP measure of core earnings is shown in the consolidated financial highlights.

Forward-Looking Statements

When used in this press release, or future press releases or other public or shareholder communications, in filings by First Place Financial Corp. (the Company) with the Securities and Exchange Commission, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from those indicated. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the Company conducts business, which could materially impact credit quality trends, changes in laws, regulations or policies of regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended June 30,		Percent Change	Year ended June 30,		Percent Change
(Dollars in thousands, except share data)	2005	2004		2005	2004
Interest income	$33,133	$22,593	46.7%	$121,502	$85,773	41.7%
Interest expense	13,994	9,766	43.3	49,490	37,605	31.6

Net interest income	19,139	12,827	49.2	72,012	48,168	49.5

Provision for loan losses	925	2,523	(63.3)	3,509	4,896	(28.3)

Net interest income after provision for loan losses	18,214	10,304	76.8	68,503	43,272	58.3

Noninterest income
Service charges	2,272	1,738	30.7	9,114	5,824	56.5
Net gains (losses) on sale of securities	(77)	—	N/M	91	480	(81.0)
Impairment of securities	—	—	—	(5,246)	—	N/M
Net gains on sale of loans	1,495	1,513	(1.2)	5,853	8,481	(31.0)
Loan servicing income (loss)	(136)	197	(169.0)	38	11	245.5
Other income – bank	596	330	80.6	3,148	1,051	199.5
Other income – non-bank	1,922	1,930	(0.4)	6,881	6,663	3.3

Total noninterest income	6,072	5,708	6.4	19,879	22,510	(11.7)

Noninterest expense
Salaries and employee benefits	7,868	5,393	45.9	29,575	21,704	36.3
Occupancy and equipment	2,434	1,821	33.7	9,699	6,483	49.6
Professional fees	851	472	80.3	2,780	1,695	64.0
Loan expenses	823	669	23.0	2,419	1,629	48.5
Marketing	553	571	(3.2)	2,314	1,235	87.4
Franchise taxes	8	420	(98.1)	1,115	1,766	(36.9)
Amortization of intangible assets	964	550	75.3	3,880	1,305	197.3
Merger, integration and restructuring	—	2,175	N/M	—	2,175	N/M
Other	2,509	1,904	31.8	9,712	7,341	32.3

Total noninterest expense	16,010	13,975	14.6	61,494	45,333	35.6

Income before income taxes and minority interest	8,276	2,037	306.3	26,888	20,449	31.5
Provision for income taxes	2,296	499	360.1	7,898	6,214	27.1
Minority interest in income of consolidated subsidiary	25	13	92.3	52	84	(38.1)

Net income	$5,955	$1,525	290.5%	$18,938	$14,151	33.8%

SHARE DATA:
Basic earnings per share	$0.41	$0.11	272.7%	$1.32	$1.11	18.9%
Diluted earnings per share	$0.41	$0.11	272.7	$1.30	$1.09	19.3
Cash dividends per share	$0.14	$0.14	—	$0.56	$0.56	—
Average shares outstanding - basic	14,399,184	13,297,355	8.4	14,387,179	12,737,584	13.0
Average shares outstanding - diluted	14,606,810	13,498,784	8.4	14,623,019	12,972,409	12.7

N/M – Not meaningful

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands)	June 30, 2005 (Unaudited)	June 30, 2004

ASSETS
Cash and due from banks	$52,549	$67,350
Interest bearing deposits in other banks	—	43,901
Securities available for sale	296,314	378,248
Loans held for sale	145,053	47,465
Loans
Mortgage and construction	827,151	788,685
Commercial	715,903	507,975
Consumer	288,067	203,861

Total loans	1,831,121	1,500,521
Less allowance for loan losses	18,266	16,528

Loans, net	1,812,855	1,483,993
Federal Home Loan Bank stock	30,621	29,385
Premises and equipment, net	21,367	22,393
Goodwill	55,076	55,348
Core deposit and other intangibles	15,282	18,913
Other assets	69,826	100,084

Total Assets	$2,498,943	$2,247,080

LIABILITIES
Deposits
Non-interest bearing checking	$235,840	$239,971
Interest bearing checking	110,774	101,726
Savings	195.203	141,244
Money market	441,134	455,946
Certificates of deposit	726,388	609,124

Total deposits	1,709,339	1,548,011
Securities sold under agreements to repurchase	36,946	31,108
Borrowings	455,206	383,320
Junior subordinated deferrable interest debentures held by affiliated trusts that issued guaranteed capital securities	30,929	30,929
Other liabilities	29,867	30,602

Total Liabilities	2,262,287	2,023,970

SHAREHOLDERS’ EQUITY	236,656	223,110

Total Liabilities and Shareholders’ Equity	$2,498,943	$2,247,080

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Most Recent Five Quarters					Year ended June 30,
(Dollars in thousands except per share data)	FY 2005 4th Qtr	FY 2005 3rd Qtr	FY 2005 2nd Qtr	FY 2005 1st Qtr	FY 2004 4th Qtr
						2005	2004
EARNINGS (GAAP)
Tax equivalent net interest income	$19,358	18,819	17,734	16,982	13,048	72,893	49,132
Net interest income	$19,139	18,600	17,509	16,764	12,827	72,012	48,168
Provision for loan losses	$925	906	1,371	307	2,523	3,509	4,896
Noninterest income	$6,072	7,400	1,095	5,312	5,708	19,879	22,510
Noninterest expense	$16,010	15,746	14,910	14,828	13,975	61,494	45,333
Net income	$5,955	6,590	1,636	4,757	1,525	18,938	14,151
Basic earnings per share	$0.41	0.46	0.11	0.33	0.11	1.32	1.11
Diluted earnings per share	$0.41	0.45	0.11	0.33	0.11	1.30	1.09

PERFORMANCE RATIOS (annualized) (GAAP)
Return on average assets	0.96%	1.11%	0.28%	0.82%	0.32%	0.79%	0.83%
Return on average equity	10.18%	11.64%	2.88%	8.44%	3.02%	8.29%	7.46%
Return on average tangible assets	0.99%	1.14%	0.28%	0.85%	0.33%	0.82%	0.84%
Return on average tangible equity	14.63%	16.95%	4.26%	12.62%	3.78%	12.15%	8.72%
Net interest margin, fully tax equivalent	3.35%	3.37%	3.30%	3.30%	3.08%	3.33%	3.20%
Efficiency ratio	62.96%	60.06%	79.18%	66.51%	74.51%	66.28%	63.28%

RECONCILIATION OF NET INCOME TO CORE EARNINGS
GAAP net income	$5,955	6,590	1,636	4,757	1,525	18,938	14,151
Merger, integration and restructuring costs, net of tax	$—	—	—	—	1,414	—	1,414
Other than temporary impairment of securities, net of tax	$—	—	3,410	—	—	3,410	—
Tax-free proceeds from executive life insurance policy	$—	(1,005)	—	—	—	(1,005)	—
Core earnings	$5,955	5,585	5,046	4,757	2,939	21,343	15,565

CORE EARNINGS
Core earnings	$5,955	5,585	5,046	4,757	2,939	21,343	15,565
Basic core earnings per share	$0.41	0.39	0.35	0.33	0.22	1.48	1.22
Diluted core earnings per share	$0.41	0.38	0.35	0.33	0.22	1.46	1.20

CORE PERFORMANCE RATIOS (annualized)
Core return on average assets	0.96%	0.94%	0.85%	0.82%	0.62%	0.89%	0.91%
Core return on average equity	10.18%	9.86%	8.89%	8.44%	5.82%	9.35%	8.21%
Core return on average tangible assets	0.99%	0.97%	0.88%	0.85%	0.63%	0.92%	0.92%
Core return on average tangible equity	14.63%	14.37%	13.14%	12.62%	7.29%	13.70%	9.59%
Core net interest margin, fully tax equivalent	3.35%	3.37%	3.30%	3.30%	3.08%	3.33%	3.20%
Core efficiency ratio	62.96%	62.45%	61.93%	66.51%	62.91%	63.39%	60.24%

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Most Recent Five Quarters					Year ended June 30,
(Dollars in thousands except per share data)	FY 2005 4th Qtr	FY 2005 3rd Qtr	FY 2005 2nd Qtr	FY 2005 1st Qtr	FY 2004 4th Qtr
						2005	2004
CAPITAL
Equity to total assets at end of period	9.47%	9.32%	9.55%	9.91%	9.93%	9.47%	9.93%
Tangible equity to tangible assets	6.85%	6.61%	6.72%	6.91%	6.85%	6.85%	6.85%
Book value per share	$15.75	15.41	15.20	15.07	14.74	15.75	14.74
Tangible book value per share	$11.07	10.62	10.37	10.18	9.83	11.07	9.83
Period-end market value per share	$20.09	18.30	22.39	20.00	18.59	20.09	18.59
Dividends declared per common share	$0.14	0.14	0.14	0.14	0.14	0.56	0.56
Common stock dividend payout ratio	34.15%	31.11%	127.27%	42.42%	127.27%	43.08%	51.38%
Period-end common shares outstanding (000)	15,026	14,997	14,989	14,986	15,141	15,026	15,141
Average basic shares outstanding (000)	14,417	14,382	14,350	14,417	13,297	14,387	12,738
Average diluted shares outstanding (000)	14,639	14,629	14,625	14,632	13,499	14,623	12,972

ASSET QUALITY
Net charge-offs (recoveries)	$547	602	843	(222)	1,023	1,771	2,477
Annualized net charge-offs (recoveries) to average loans	0.12%	0.14%	0.20%	(0.06)%	0.34%	0.11%	0.23%
Nonperforming loans (NPLs)	$12,605	12,186	11,644	10,795	11,639	12,605	11,639
NPLs as a percent of total loans	0.69%	0.70%	0.67%	0.68%	0.78%	0.69%	0.78%
Nonperforming assets (NPAs)	$15,611	15,052	14,584	14,859	14,643	15,611	14,643
NPAs as a percent of total assets	0.62%	0.61%	0.61%	0.65%	0.65%	0.62%	0.65%
Allowance for loan losses	$18,266	17,888	17,584	17,056	16,528	18,266	16,528
Allowance for loan losses as a percent of loans	1.00%	1.03%	1.02%	1.08%	1.10%	1.00%	1.10%
Allowance for loan losses as a percent of NPLs	144.91%	146.79%	151.01%	158.00%	142.01%	144.91%	142.01%

MORTGAGE BANKING
Mortgage originations	$394,700	319,300	333,900	338,900	391,800	1,386,800	1,291,600
Net gains on sale of loans	$1,495	1,934	1,687	737	1,513	5,853	8,481
Mortgage servicing portfolio	$2,100,689	1,880,773	1,791,485	1,664,039	1,498,028	2,100,689	1,498,028
Mortgage servicing rights	$21,013	18,797	18,053	16,844	15,343	21,013	15,343
Mortgage servicing rights valuation (loss) recovery	$(126)	(72)	39	(182)	683	(341)	2,098
Mortgage servicing rights / Mortgage servicing portfolio	1.00%	1.00%	1.01%	1.01%	1.02%	1.00%	1.02%

END OF PERIOD BALANCES
Loans	$1,831,121	1,736,668	1,732,059	1,583,935	1,500,521	1,831,121	1,500,521
Assets	$2,498,943	2,479,867	2,385,302	2,280,241	2,247,080	2,498,943	2,247,080
Deposits	$1,709,339	1,657,934	1,577,659	1,529,038	1,548,011	1,709,339	1,548,011
Shareholders’ equity	$236,656	231,103	227,835	225,861	223,110	236,656	223,110

AVERAGE BALANCES
Loans and loans held for sale	$1,968,530	1,871,310	1,774,323	1,650,872	1,313,731	1,815,545	1,169,251
Earning assets	$2,309,944	2,231,921	2,146,739	2,059,310	1,696,338	2,186,401	1,537,310
Assets	$2,492,498	2,413,205	2,350,255	2,289,402	1,914,742	2,389,599	1,711,288
Deposits	$1,690,508	1,619,214	1,569,823	1,543,838	1,279,977	1,605,541	1,149,681
Shareholders’ equity	$234,685	229,637	225,278	223,714	203,014	228,315	189,698